Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

FIRST QUARTER 2016 FINANCIAL RESULTS

Englewood, Colorado, May 9, 2016 - Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA,  QVCB, LVNTA, LVNTB) today reported first quarter 2016 results.  Highlights include(1):

Attributed to QVC Group

•	Grew QVC consolidated revenue by 4% and adjusted OIBDA(2) by 3% for the first quarter, excluding QVC France start-up expenses
•	QVC consolidated operating income increased by 6%
•	Grew QVC US revenue by 5% and adjusted OIBDA(2) by 7%, taking into account new cost allocations associated with ONE Q
•	QVC US operating income increased by 14%
•	QVC consolidated mobile penetration was 57% of QVC.com orders, a 935 basis point increase
•	QVC US mobile penetration was 56% of QVC.com orders, a 1,011 basis point increase
•	zulily revenue grew 16% to $355 million and adjusted OIBDA(2) grew 475% to $23 million
•	zulily operating loss increased to $(43) million, primarily as a result of approximately $56 million of amortization of intangible assets recognized in purchase accounting
•	From February 1, 2016 through April 30, 2016, repurchased 7.7 million QVCA shares at an average price per share of $24.98 and a total cost of $193 million

Attributed to Liberty Ventures Group

•	Filed S-1s related to the separate spin-offs of CommerceHub and Liberty Expedia Holdings
•	Plan to invest $2.4 billion in Liberty Broadband Series C shares (LBRDK) at a price of $56.23 per share upon anticipated completion of the Charter transactions with Time Warner Cable and Bright House

“QVC generated another strong quarter of revenue growth, particularly in the US, and posted impressive increases in mobile penetration of orders in the US and on a consolidated basis.  zulily started off strong in 2016 with accelerating revenue growth and a six-fold increase in adjusted OIBDA on strong operational execution,” said Greg Maffei, Liberty Interactive President and CEO.

QVC GROUP – For the quarter, QVC Group's revenue increased 22% to  $2.4 billion, adjusted OIBDA increased 8%  to $433 million, operating income decreased 13% to $206 million, adjusted net income(3) decreased 13% to $176 million and net income decreased 40% to $90 million.  QVC Group’s reported GAAP results include the zulily acquisition beginning in the fourth quarter of 2015 (see the “zulily” section below for a further discussion of the impact of the acquisition).

QVC

“We generated very solid top-line growth, with local currency gains in nearly every market,” said QVC President and CEO Mike George.  “We continued to benefit from our strategies and investments to enhance and extend the reach of our commerce platforms.  We delivered double-digit gains for both consolidated eCommerce revenue and mobile orders. Our top-line performance and the continued expansion of our commerce platforms demonstrate how strongly the QVC brand resonates with consumers.”

QVC's ONE Q organizational structure is allowing it to better leverage its global scale and capabilities, to enhance its competitive position and to create operational efficiencies.  Beginning in the first quarter of 2016, QVC began allocating certain corporate costs for management reporting purposes differently. Historically, QVC allocated these costs to the market from which the services were provided. Now, as more of QVC’s costs support initiatives in multiple markets, QVC is allocating costs to the markets that will benefit from the expenditures. These management cost allocations are related to certain functions, such as merchandising, commerce platforms, information technology, human resources, legal, finance, brand and communications, corporate development and administration.  The cost allocations (from QVC US to QVC International) totaled approximately $9 million in the first quarter and are expected to approximate $39 million in 2016.  As a result of the allocations, the US segment’s adjusted OIBDA margin was positively impacted 64 basis points and the international segment’s adjusted OIBDA margin was negatively impacted 148 basis points in the first quarter.  There was no impact to consolidated adjusted OIBDA margin.  With the completion of the ONE Q implementation, QVC’s financial disclosure is consistent with the way it evaluates its business performance and manages its operations.

QVC's consolidated revenue increased 4% in the first quarter to $2.0 billion.  Adjusted OIBDA increased 2% to $415 million and adjusted OIBDA margin declined 39 basis points.  Operating income increased 6% to $261 million. Consolidated eCommerce revenue increased 10% to $895 million and grew to 45% of consolidated revenue in the quarter from 42% a year ago.  Mobile orders were 57% of total eCommerce orders in the quarter, compared to 47% a year ago.  Excluding QVC France start-up expenses of $7 million, consolidated adjusted OIBDA increased 3%.

QVC’s US revenue increased 5% to $1.4 billion in the first quarter.  Units sold increased 7%, average selling price per unit ("ASP") decreased 3% to $60.03 and returns as a percentage of gross product revenue improved 184 basis points. The US experienced growth in the apparel, accessories and home categories, which was partially offset by declines in jewelry and electronics.  eCommerce revenue increased 10% to $698 million and grew to 50% of total US revenue in the quarter from 47% a year ago.  Adjusted OIBDA increased 7% to $326 million, and adjusted OIBDA margin increased 37 basis points due to the aforementioned cost allocations from ONE Q.   Excluding the cost allocations, adjusted OIBDA increased 4% and adjusted OIBDA margin decreased 27 basis points, primarily due to higher freight and bad debt expenses and lower shipping and handling revenue, which were partially offset by higher initial margins, lower personnel costs for severance and favorable obsolescence expense.

QVC's international revenue increased 2% to $606 million in the first quarter.  The revenue performance included the net impact of slightly unfavorable exchange rate fluctuations.  The US Dollar strengthened against the British Pound Sterling and Euro 6% and 2%, respectively, and weakened against the Japanese Yen 3%.  On a constant currency basis, international revenue increased 3% in the quarter, reflecting solid gains in all markets except Japan.  Units sold increased 3%, ASP in constant currency and returns as a percentage of gross product revenue were flat.  QVC International experienced growth in all categories except jewelry on a constant currency basis.  International eCommerce revenue increased 9% to $197 million and grew to 33% of total international revenue in the quarter from 30% a year ago.  Adjusted OIBDA decreased 12% to $89 million.  On a constant currency basis, adjusted OIBDA decreased 9% and adjusted OIBDA margin decreased 198 basis points, primarily due to the cost allocations from ONE Q and France start-up costs. Excluding the cost allocations and QVC France, international adjusted OIBDA increased 1% and adjusted OIBDA margin decreased 27 basis points, primarily due to lower initial margins, which were partially offset by fixed cost leverage.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, increased revenue 21% in local currency in the first quarter.  CNRS' adjusted OIBDA deficit in local currency decreased 24%, reflecting the strong sales gain, improved product margins and fixed cost leverage.  This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $1 million reduction in net income for the quarter.

QVC's total debt, net of original issue discount, was $5.5 billion at March 31, 2016, an increase of $0.1 billion from December 31, 2015.

zulily

“Our first quarter performance came in strong and I’m pleased with our sales momentum in 2016,” said zulily President and CEO Darrell Cavens.  “Our merchandising and technology teams delivered on a great customer experience by bringing in new and unique products at incredible prices while continuing to innovate on the site experience across platforms.  I remain excited about our continued strong operational execution and improved performance from our shifts in marketing strategy last year.  We continue to discover new ways to leverage the partnership with QVC and believe our continued knowledge sharing will contribute to incremental growth in 2016 and beyond.”

Liberty Interactive acquired zulily on October 1, 2015. Prior to the acquisition, zulily utilized a retail calendar, whereby each fiscal year consisted of four 13-week quarters, with one extra week added in the fourth quarter every five to six years. Upon acquisition by Liberty Interactive, zulily changed its fiscal year to a calendar year end on a prospective basis. As a result, the following discussion of zulily’s results for the three months ended March 31, 2016 includes comparisons to zulily’s results for the three months ended March 29, 2015.  In addition, zulily has reclassified certain costs between financial statement line items to conform with Liberty Interactive’s reporting structure for ease of comparability for all reporting periods. zulily's stand-alone operating results for the three months ended March 29, 2015 and March 31, 2016 were as follows:

(amounts in millions)
	Three Months Ended
	March 29, 2015	March 31, 2016
Net revenue	$307	355
Cost of sales	222	254
Gross profit	85	101
Operating expenses	11	11
SG&A expenses (excluding stock-based compensation)	70	67
Adjusted OIBDA	4	23
Stock-based compensation	4	5
Depreciation	3	5
Amortization of intangible assets	1	56
Operating income (loss)	$(4)	(43)

zulily revenue increased 16% in the first quarter driven by strong growth in total orders placed and partly offset by lower average order value.  Mobile orders were 62% of total orders placed in the quarter, compared to 55% in the year prior.

Adjusted OIBDA increased 475% in the first quarter to $23 million, up from $4 million a year ago. Adjusted OIBDA margin increased 511 basis points, primarily attributed to improved operational efficiency in transportation and fulfillment, leverage across the business as a result of strong top-line growth and higher capitalized costs for software development. Q1 2015 also included $1.2 million in restructuring expenses related to the closure of zulily’s UK office.

Operating loss increased to $(43) million in the first quarter from $(4) million last year.  zulily’s first quarter operating loss includes $56 million of amortization of intangible assets, primarily recognized in purchase accounting.

Share Repurchases

From February 1, 2016 through April  30, 2016, Liberty Interactive repurchased approximately 7.7 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $24.98 for total cash consideration of $193 million.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $6.4 billion, representing approximately 41.9% of the shares outstanding at the time of the creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures Group stock, were comprised of shares of the combined stocks.  The remaining repurchase authorization as of May 1, 2016 for QVC Group stock was approximately $665 million.

QVC Group consists of Liberty Interactive’s subsidiaries, QVC, Inc. and zulily, llc, and Liberty Interactive’s interest in HSN.

LIBERTY VENTURES GROUP – On November 12, 2015, Liberty Interactive announced that its board of directors had authorized management to pursue a plan to spin-off to holders of its Liberty Ventures common stock shares of newly formed companies to be called CommerceHub, Inc. (“CommerceHub”) and Liberty Expedia Holdings, Inc. (“Liberty Expedia”). CommerceHub would be comprised of Liberty Interactive’s Commerce Technologies, Inc. business.  Liberty Expedia would be comprised of, among other things, Liberty Interactive’s interest in Expedia, Inc. and Liberty Interactive’s subsidiary Bodybuilding.com, LLC and $350 million of debt.

In prior periods, Liberty Interactive voluntarily provided financial information for the Digital Commerce businesses on an aggregated basis. Due to the sale of Provide in 2014, Backcountry in 2015 and Liberty Interactive’s announced intention to pursue a plan to spin-off Bodybuilding and CommerceHub, Liberty Interactive no longer provides separate financial information for the Digital Commerce businesses. The Digital Commerce businesses are now included in Corporate and Other.

Subsequent to March 31, 2016, the Liberty Ventures Group made cash payments aggregating approximately $500 million to holders of approximately $295 million principal value of Liberty Interactive’s 0.75% Exchangeable Senior Debentures (the “0.75% Notes”) that were exchanged under the terms of the debentures.  In addition, contingent upon the completion of Charter’s acquisition of Time Warner Cable (“TWC”), Liberty Ventures Group expects to make a pass-through payment on any outstanding 0.75% Notes.  The terms of Charter’s proposed acquisition of TWC include an option for TWC shareholders to select between $100 and $115 per share as a component of the deal consideration.  The average cash election by TWC shareholders will be used to determine the amount that Liberty Ventures Group passes through to the 0.75% Notes and is therefore currently unknown (estimated range of $325 million to $375 million based on $529 million principal value of notes outstanding).  There will be an offsetting adjustment to the exchange ratio on the 0.75% Notes to account for this pass-through payment.

Share Repurchases

There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from February 1, 2016 through April  30, 2016.  The total remaining repurchase authorization for Liberty Ventures Group stock as of May 1, 2016 was $650 million.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Interval Leisure, Lending Tree and FTD, its subsidiaries Bodybuilding.com, CommerceHub, and Evite, and minority interests in Time Warner, Time Warner Cable and Lending Tree.

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 12:15 p.m. (E.D.T.) on May 9, 2016.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.
3)	For a definition of adjusted net income and applicable reconciliations, see the accompanying schedules.

QVC GROUP FINANCIAL METRICS – QUARTER

(amounts in millions)	1Q15	1Q16	% Change
Revenue
QVC US	$1,342	$1,407	5%
QVC International(1)	596	606	2%
Total QVC Revenue	1,938	2,013	4%
zulily(2)	NA	355	NA
Intergroup eliminations	NA	(1)	NA
Total QVC Group Revenue	$1,938	$2,367	22%

Gross Margins
QVC US	36.5%	36.0%
QVC International(1)	38.1%	37.3%
zulily(2)	NA %	28.5%

Adjusted OIBDA
QVC US(3)	$306	$326	7%
QVC International(1)(3)	101	89	(12)%
Total QVC Adjusted OIBDA	407	415	2%
zulily(2)	NA	23	NA
Corporate and Other	(6)	(5)	(17)%
Total QVC Group Adjusted OIBDA	$401	$433	8%

Operating Income
QVC US(3)	$177	$201	14%
QVC International(1)(3)	69	60	(13)%
Total QVC Operating Income	246	261	6%
zulily	NA	(43)	NA
Corporate and Other	(9)	(12)	(33)%
Total QVC Group Operating Income	$237	$206	(13)%

Adjusted Net Income(4)
Total QVC Group Adjusted Net Income	$202	$176	(13)%

China JV(5)
Revenue	$36	$41	14%
Adjusted OIBDA	$(2)	$(2)	-%

(amounts in millions)
QVCA Shares Outstanding	4/30/2015	4/30/2016
Outstanding A and B shares	473	481

(amounts in millions)	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	3/31/2015	3/31/2016
Basic Weighted Average Shares Outstanding ("WASO")	473	485
Potentially dilutive Shares	7	6
Diluted WASO	480	491

1)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
2)	Includes zulily as of the beginning of the fourth quarter 2015.
3)	Includes the reallocation of $9 million in corporate costs from QVC US to QVC International for the first quarter 2016.
4)	GAAP net income was $151 million and $90 million for the three months ended March 31, 2015 and 2016, respectively (see reconciling schedule 4).
5)	This joint venture is being accounted for as an equity investment.

QVC OPERATING METRICS – QUARTER

(amounts in millions)	1Q15	1Q16	% Change
QVC - Consolidated
Total eCommerce revenue ($)	$813	$895	10%
Total eCommerce revenue (%)	42.0%	44.5%	251	bps
Mobile % of total eCommerce(1)	47.2%	56.6%	935	bps
LTM Total Customers(2)	12.4	12.7	2%

QVC - US
US eCommerce revenue ($)	$632	$698	10%
US eCommerce revenue (%)	47.1%	49.6%	252	bps
Mobile % of US eCommerce(1)	45.8%	55.9%	1,011	bps
LTM Total Customers(2)	8.0	8.2	2%
Return Rate	20.3%	18.5%	(184)	bps

zulily
Mobile % of total orders	55.0%	62.4%	740	bps
LTM Total Customers(2)	5.0	5.0	—%

(1)	Based on gross US Dollar orders.
(2)	LTM: Last twelve months.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March  31, 2016 to the same period in 2015.

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	12/31/2015	3/31/2016
HSN(1)	$1,014	$1,047
Total Attributed QVC Group	$1,014	$1,047

Expedia(2)	$2,934	$2,545
FTD(3)	267	268
Interval Leisure Group and Tree.com(4)	507	512
Other Public Holdings(5)	1,294	1,421
Total Attributed Liberty Ventures Group	$5,002	$4,746

(1)

Represents fair value of QVC Group's investment in HSN.  In accordance with GAAP, QVC Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $165 million and $180 million at December  31, 2015 and March  31, 2016, respectively.

(2)

Represents fair value of Liberty Ventures Group's investment in Expedia.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $927 million and $894 million at December 31, 2015 and March 31, 2016, respectively.

(3)

Represents fair value of Liberty Ventures Group's investment in FTD.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $267 million and $261 million at December 31, 2015 and March 31, 2016, respectively.

(4)

Represents fair value of Liberty Ventures Group's investments.  In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $118 million and $146 million at December 31, 2015 and March 31, 2016, respectively.

(5)	Represents Liberty Ventures Group's other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2015	3/31/2016
Cash and Liquid Investments Attributable to:
QVC Group (1)	$438	$440
Liberty Ventures Group(2)	2,921	2,904
Total Liberty Consolidated Cash and Liquid Investments	$3,359	$3,344

Less:
Short-term marketable securities - QVC Group	$12	$—
Short-term marketable securities - Liberty Ventures Group	898	601
Total Liberty Consolidated Cash (GAAP)	$2,449	$2,743

Debt:
Senior notes and debentures(3)	$791	$791
Senior exchangeable debentures(4)	346	346
QVC senior notes(3)	3,550	3,550
QVC bank credit facility	1,815	1,894
Other	72	72
Total Attributed QVC Group Debt	$6,574	$6,653
Unamortized discount, fair market value adjustment and deferred loan costs	(39)	(38)
Total Attributed QVC Group Debt (GAAP)	$6,535	$6,615

Senior exchangeable debentures(4)	$2,070	$2,040
Other	41	33
Total Attributed Liberty Ventures Group Debt	$2,111	$2,073
Fair market value adjustment	61	188
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,172	$2,261

Total Liberty Interactive Corporation Debt (GAAP)	$8,707	$8,876

(1)	Includes $12 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2015.
(2)	Includes $898 million and $601 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2015 and March 31, 2016, respectively.
(3)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(4)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group were flat during the first quarter.  Share repurchases and capital expenditures were offset by operating cash flow and additional borrowings.  Total debt attributed to the QVC Group increased by $79 million, primarily due to additional borrowings on QVC’s credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group declined $17 million, primarily due to net repayment of $52 million of attributed debt.

Important Notice: Liberty Interactive (Nasdaq: QVCA,  QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei, will discuss Liberty Interactive's earnings release in a conference call which will begin at 12:15 p.m. (E.D.T.) on May 9, 2016.  The call can be accessed by dialing (844)  307-2219 or (678)  509-7635 at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release and replays of the call will also be available on Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, the expected benefits and synergies from the acquisition of zulily, the implementation of new marketing and fulfillment processes at zulily, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Chun (720) 875-5420

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, the QVC Group, QVC (and certain of its subsidiaries), zulily and the Liberty Ventures Group together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this presentation includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit).

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a valuable supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March  31, 2015,  June 30, 2015, September  30, 2015,  December 31, 2015 and March  31, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q15	2Q15	3Q15	4Q15	1Q16
QVC Group
Adjusted OIBDA(1)(2)	401	445	421	620	433
Depreciation and amortization	(152)	(149)	(141)	(215)	(209)
Stock compensation expense	(12)	(12)	(16)	(20)	(18)
Operating Income	$237	$284	$264	$385	$206

(1)	Includes zulily beginning with the fourth quarter of 2015.
(2)	zulily’s results for the fourth quarter 2015 include the impact of a $17 million non-cash, one-time reduction in deferred revenue.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and zulily (beginning with the fourth quarter of 2015) to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March  31, 2015,  June 30, 2015, September 30, 2015, December  31, 2015 and March 31, 2016, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

QUARTERLY SUMMARY

(amounts in millions)	1Q15		2Q15		3Q15		4Q15	1Q16
QVC Group
QVC Adjusted OIBDA
QVC US		$306		$349		$333	$479	$326
QVC International		101		100		97	129	89

Consolidated QVC adjusted OIBDA		407		449		430	608	415
Depreciation and amortization		(153)		(148)		(141)	(146)	(148)
Stock compensation		(8)		(7)		(9)	(7)	(6)
Operating Income		$246		$294		$280	$455	$261

zulily
Adjusted OIBDA(1)	$	NA	$	NA	$	NA	$21	$23
Depreciation and amortization		NA		NA		NA	(69)	(61)
Stock compensation		NA		NA		NA	(5)	(5)
Operating Income	$	NA	$	NA	$	NA	$(53)	$(43)

(1)

Includes zulily as of the beginning of the fourth quarter 2015.  Fourth quarter 2015 adjusted OIBDA includes the impact of a $17 million one-time, non-cash purchase accounting reduction in deferred revenue.

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Liberty Ventures Group to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2015, June 30, 2015, September 30, 2015, December 31, 2015 and March 31, 2016,  respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q15	2Q15	3Q15	4Q15	1Q16

QVC Group Adjusted OIBDA	$401	$445	$421	$620	$433
Liberty Ventures Group Adjusted OIBDA	18	14	13	14	4
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$419	$459	$434	$634	$437
Depreciation and amortization	(168)	(161)	(150)	(224)	(217)
Stock compensation	(15)	(29)	(37)	(46)	(31)
Consolidated Liberty Interactive Corp. Operating Income	$236	$269	$247	$364	$189

SCHEDULE 4

The following table provides a reconciliation of QVC Group's adjusted net income to its net income calculated in accordance with GAAP for the three months ended March 31, 2015, June 30, 2015, September 30, 2015, December 31, 2015 and March 31, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q15	2Q15	3Q15	4Q15	1Q16	LTM
QVC Group
Net income(1)	$151	$112	$154	$223	$90	$579
QVC purchase accounting amort., net deferred tax benefit (2)	51	49	49	50	50	198
zulily purchase accounting amort., net deferred tax benefit (3)	—	—	—	39	36	75
QVC Group Adjusted net income	$202	$161	$203	$312	$176	$852

QVCA/B shares outstanding as of April 30, 2016						481
Adjusted LTM earnings per share						$1.77

1)

Includes the results of zulily beginning in the fourth quarter of 2015.  zulily’s results for the fourth quarter 2015 include the impact of a $17 million non-cash, one-time reduction in deferred revenue, net of book deferred tax benefit.

2)

Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit (gross non-cash, non-tax deductible purchase accounting amortization was $316 million for the twelve months ended December 31, 2015, and is applied ratably across the four quarters in each year).

3)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of zulily, net of book deferred tax benefit.

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

March 31, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$440	2,303	2,743
Trade and other receivables, net	1,040	54	1,094
Inventory, net	1,032	52	1,084
Short-term marketable securities	—	601	601
Other current assets	79	8	87
Total current assets	2,591	3,018	5,609
Investments in available-for-sale securities and other cost investments	4	1,478	1,482
Investments in affiliates, accounted for using the equity method	223	1,428	1,651
Property and equipment, net	1,164	37	1,201
Intangible assets not subject to amortization	9,391	129	9,520
Intangible assets subject to amortization, net	1,419	38	1,457
Other assets, at cost, net of accumulated amortization	33	5	38
Total assets	$14,825	6,133	20,958
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$45	(45)	—
Accounts payable	642	25	667
Accrued liabilities	576	47	623
Current portion of debt	358	2,247	2,605
Other current liabilities	184	111	295
Total current liabilities	1,805	2,385	4,190
Long-term debt	6,257	14	6,271
Deferred income tax liabilities	1,290	2,164	3,454
Other liabilities	283	12	295
Total liabilities	9,635	4,575	14,210
Equity/Attributed net assets (liabilities)	5,098	1,568	6,666
Noncontrolling interests in equity of subsidiaries	92	(10)	82
Total liabilities and equity	$14,825	6,133	20,958

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$2,367	143	2,510

Operating costs and expenses:
Cost of sales	1,535	91	1,626
Operating, including stock-based compensation	153	17	170
Selling, general and administrative, including stock-based compensation	264	44	308
Depreciation and amortization	209	8	217
	2,161	160	2,321
Operating income (loss)	206	(17)	189

Other income (expense):
Interest expense	(76)	(17)	(93)
Share of earnings (losses) of affiliates, net	21	(42)	(21)
Realized and unrealized gains (losses) on financial instruments, net	(1)	(6)	(7)
Other, net	5	29	34
	(51)	(36)	(87)
Earnings (loss) before income taxes	155	(53)	102
Income tax benefit (expense)	(57)	26	(31)
Net earnings (loss)	98	(27)	71
Less net earnings (loss) attributable to noncontrolling interests	8	—	8
Net earnings (loss) attributable to Liberty stockholders	$90	(27)	63

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$1,938	276	2,214

Operating costs and expenses:
Cost of sales	1,221	194	1,415
Operating, including stock-based compensation	138	22	160
Selling, general and administrative, including stock-based compensation	190	45	235
Depreciation and amortization	152	16	168
	1,701	277	1,978
Operating income (loss)	237	(1)	236

Other income (expense):
Interest expense	(75)	(20)	(95)
Share of earnings (losses) of affiliates, net	24	(21)	3
Realized and unrealized gains (losses) on financial instruments, net	(10)	6	(4)
Other, net	8	7	15
	(53)	(28)	(81)
Earnings (loss) from continuing operations before income taxes	184	(29)	155
Income tax benefit (expense)	(24)	21	(3)
Net earnings (loss)	160	(8)	152
Less net earnings (loss) attributable to noncontrolling interests	9	—	9
Net earnings (loss) attributable to Liberty stockholders	$151	(8)	143

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2016- (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$98	(27)	71
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	209	8	217
Stock-based compensation	18	13	31
Cash payments for stock based compensation	—	(10)	(10)
Excess tax benefit from stock based compensation	(5)	—	(5)
Share of (earnings) losses of affiliates, net	(21)	42	21
Cash receipts from return on equity investments	6	9	15
Realized and unrealized gains (losses) on financial instruments, net	1	6	7
Deferred income tax (benefit) expense	(30)	24	(6)
Other, net	(2)	(25)	(27)
Intergroup tax allocation	49	(49)	—
Intergroup tax payments	(54)	54	—
Changes in operating assets and liabilities
Current and other assets	268	13	281
Payables and other current liabilities	(297)	(3)	(300)
Net cash provided (used) by operating activities	240	55	295

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	9	9
Investments in and loans to cost and equity investees	—	(22)	(22)
Capital expended for property and equipment	(43)	(8)	(51)
Purchases of short term and other marketable securities	—	(116)	(116)
Sales of short term and other marketable securities	12	413	425
Other investing activities, net	(13)	1	(12)
Net cash provided (used) by investing activities	(44)	277	233

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	515	108	623
Repayments of debt	(438)	(160)	(598)
Repurchases of Liberty common stock	(238)	—	(238)
Min. withholding taxes on net settlements of stock-based comp	(7)	(1)	(8)
Excess tax benefit from stock-based compensation	5	—	5
Other financing activities, net	(6)	1	(5)
Net cash provided (used) by financing activities	(169)	(52)	(221)
Effect of foreign currency rates on cash	(13)	—	(13)
Net increase (decrease) in cash and cash equivalents	14	280	294
Cash and cash equivalents at beginning of period	426	2,023	2,449
Cash and cash equivalents at end period	$440	2,303	2,743

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March  31, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$160	(8)	152
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	152	16	168
Stock-based compensation	12	3	15
Cash payments for stock based compensation	—	(2)	(2)
Excess tax benefit from stock-based compensation	(13)	—	(13)
Share of losses (earnings) of affiliates, net	(24)	21	(3)
Cash receipts from return on equity investments	7	6	13
Realized and unrealized gains (losses) on financial instruments, net	10	(6)	4
Deferred income tax (benefit) expense	(79)	25	(54)
Other, net	(9)	1	(8)
Intergroup tax allocation	47	(47)	—
Intergroup tax payments	(6)	6	—
Changes in operating assets and liabilities
Current and other assets	238	20	258
Payables and other current liabilities	(268)	(42)	(310)
Net cash provided (used) by operating activities	227	(7)	220

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	(20)	(20)
Investments in and loans to cost and equity investees	(1)	(44)	(45)
Cash receipts from return of equity investments	200	—	200
Capital expended for property and equipment	(31)	(13)	(44)
Purchases of short term and other marketable securities	(54)	(233)	(287)
Sales of short term and other marketable securities	66	247	313
Other investing activities, net	(44)	—	(44)
Net cash provided (used) by investing activities	136	(63)	73

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	351	180	531
Repayments of debt	(466)	(176)	(642)
Repurchases of QVC Group common stock	(123)	—	(123)
Min. withholding taxes on net settlements of stock-based comp	(12)	1	(11)
Excess tax benefit from stock-based compensation	13	—	13
Other financing activities, net	(8)	1	(7)
Net cash provided (used) by financing activities	(245)	6	(239)
Effect of foreign currency rates on cash	(10)	—	(10)
Net increase (decrease) in cash and cash equivalents	108	(64)	44
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$530	1,820	2,350